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                                                            EXHIBIT 16(a)(23)(a)


                        Consent of Independent Auditors
                        -------------------------------



The Shareholder and Board of Directors
Aetna Life Insurance and Annuity Company:

We consent to the use of our reports included herein and incorporated by reference and to the reference to our Firm under the heading "Experts" in the Prospectus.

Our reports refer to a change in 1993 in the Company's methods of accounting for certain investments in debt and equity securities and reinsurance contracts, and a change in 1992 in the Company's methods of accounting for income taxes and postretirement benefits other than pensions.


                                                 /s/ KPMG Peat Marwick LLP


Hartford, Connecticut
June 21, 1995